EXHIBIT INDEX

EXHIBIT A: Attachment to item 77B:
           Accountants report on internal control

EXHIBIT B: Attachment to item 77D:
           Policies with respect to security investments.
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EXHIBIT A:
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL

Board of Directors
Trainer Wortham Funds
New York, New York

In planning and performing our audit of the financial statements of the Trainer Wortham Funds, (the "Company"), comprising the Trainer Wortham First Mutual Fund, the Trainer Wortham Total Return Bond Fund and the Froley Revy Convertible Securities Fund, for the year ended June 30, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective or preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of June 30, 2002.

This report is intended solely for the information and use of management, the Board of Directors of the Trainer Wortham Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

BRIGGS, BUNTING & DOUGHERTY, LLP
Philadelphia, Pennsylvania
July 19, 2002




EXHIBIT B:
Exhibit to Question 77D on Form N-SAR

At the Regular Meeting of the Board of Trustees of Trainer
Wortham Funds held on April 30, 2002 the Board adopted, pursuant to Rule 35d-1 under the Investment Company Act of 1940, as amended, the following revised investment policies which were not required to be approved by a vote of shareholders:

Froley, Revy Convertible Securities Fund:

* invests, under normal circumstances, at least 80% of the value of its assets in securities convertible into common stocks:
convertible bonds, convertible preferreds, mandatory convertible securities, synthetic convertible securities, warrants, and any rights to purchase common stocks.

* may invest, under normal circumstances, up to 20% of its assets in: common stock, money market instruments, non-convertible corporate or government debt securities and foreign securities.

Froley Revy Investment Grade Convertible Securities Fund:

* invests, under normal circumstances, at least 80% of the value of its assets in securities convertible into common stocks:
convertible bonds, convertible preferreds, mandatory convertible securities, synthetic convertible securities, warrants, and any rights to purchase common stocks.

* may invest, under normal circumstances, up to 20% of its assets in: common stock, money market instruments, non-convertible corporate or government debt securities and foreign securities.